UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 1, 2015
MERITOR, INC.
 (Exact name of registrant as specified in its charter)

Indiana	1-15983	38-3354643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

2135 West Maple Road
                   Troy, Michigan
 (Address of principal executive offices)
48084-7186
 (Zip code)
Registrant's telephone number, including area code: (248) 435-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Meritor, Inc. ("Meritor") entered into employment agreements dated as of December 1, 2015 (the "Employment Agreements") with each of the following executive officers: Joseph A. Plomin, Timothy J. Heffron, Robert H. Speed and Sandra J. Quick (the "Executives"). The Employment Agreements for the Executives are substantially identical, except that Ms. Quick's Employment Agreement supplements her Letter Agreement dated as of February 1, 2014 and supersedes any inconsistent provisions therein.
The terms of the Employment Agreements provide the Executives with, among other things: (i) base salary; (ii) participation in annual incentive awards under the Meritor incentive compensation plan; (iii) eligibility to participate in the long-term incentive plan award cycles under the Meritor 2010 Long-Term Incentives Plan (the "2010 LTIP"); (iv) participation in Meritor's employee health and welfare benefit plans; (v) eligibility to receive a car allowance, a financial counseling allowance and personal excess liability coverage; and (vi) participation in Meritor's 401(k) plan and supplemental savings plan.
The Employment Agreements also provide the Executives with eligibility for certain severance benefits payable in connection with a separation of service with Meritor:
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if Meritor terminates the Executive's employment without Cause (as defined in the Employment Agreement), the Executive would be entitled to: (i) payment of accrued and unpaid salary and vacation pay within 30 days of termination; (ii) payment of severance pay, at the then-current salary, for a severance period of 18 months (the "Severance Period"); (iii) a pro rata portion of the Executive's participation in the current year annual incentive based on actual time worked; (iv) life insurance coverage and health insurance coverage for the Severance Period; (v) short and long-term disability coverage until the last day worked before the Severance Period begins; (vi) forfeiture or vesting of RSUs and performance shares made at the time of hire or as a special retention incentive in accordance with the terms of applicable award agreements; (vii)  payments of all vested benefits under Meritor's 401(k) and supplemental savings plans and pension plans, if applicable, in accordance with their terms; and (viii) 12 months of outplacement services, up to $10,000.

•
if the Executive's employment is terminated due to death, the Executive's beneficiaries would be entitled to: (1) the benefits described in clauses (i) and (iii) above for a termination without Cause; (2) forfeiture or vesting of equity awards and payouts under cash performance shares in accordance with the terms of the 2010 LTIP and any applicable award agreements; (3) continued health insurance coverage for the Executive's spouse and other dependents for six months and eligibility for COBRA coverage for up to 30 months thereafter; and (4) payment of all death benefits under Meritor's 401(k) and supplemental savings plans and pension plans, if applicable, in accordance with their terms.

•	if the Executive suffers a Disability (as defined in the Employment Agreement), for the first six months of the Disability, the Executive would be entitled to full salary continuation or a combination of full salary continuation and reduced salary continuation (depending on years of service) and thereafter the Executive would be placed on Long-Term Disability and, during the Long-Term Disability, be entitled to: (1) benefits under Meritor's Long-Term Disability Plan; (2) the benefits described in clause (iii) above for a termination without Cause; (3) forfeiture or vesting of equity awards and payouts under cash performance shares in accordance with the terms of the 2010 LTIP and any applicable award agreements; (4) continued health insurance coverage on the same terms as if the Executive were actively employed while on Long-Term Disability; and (5) continued service for vesting purposes (but not for determining plan benefits) under Meritor's pension plans and continued service for vesting of Meritor pension contributions to Meritor's 401(k) and supplemental savings plans (but further Meritor pension contributions would cease).

•
If Meritor terminates the Executive's employment for Cause (as defined in the Employment Agreement), the Executive would be entitled to the benefits described in clauses (i) and (vii) above for a termination without Cause and would forfeit eligibility for any annual incentive award and would forfeit all unvested long-term incentive awards.

•
If the Executive terminates his or her employment for any reason other than death or Disability, the Executive would be entitled to the benefits described in clauses (i) and (vii) above for a termination without Cause.

•
if the Executive's employment is terminated as a result of a Change in Control (as defined in the 2010 LTIP) (or within two years after a Change in Control (other than for Cause)), the Executive would receive the same severance benefits as described above for a termination without Cause, except that (i) the Executive would receive the full target amount of the current year annual incentive within 30 days of termination; and (ii) the vesting of equity awards and payouts under cash performance shares would be in accordance with the terms of the 2010 LTIP and any applicable award agreements.

The Employment Agreements also provide for certain obligations of the Executives relating to non-competition (for voluntary terminations of employment by the Executive) and non-solicitation of Meritor employees, in each case, for a twelve-month period following termination of employment and the clawback of incentive compensation under certain circumstances.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERITOR, INC.

By:	/s/ Sandra J. Quick Sandra J. Quick Senior Vice President, General Counsel and Secretary

Date: December 7, 2015

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